Exhibit 99.1

MEMORANDUM

TO:	Executive Officers and Directors of Coca-Cola Enterprises Inc.

FROM:	John J. Culhane

RE:	Important Notice Regarding 401(k) Plan Blackout Period and Restrictions on Ability to Trade in Company Securities

DATE:	June 22, 2005

This notice is to inform you of significant restrictions on your ability to trade in Coca-Cola Enterprises Inc. (“Company”) stock during an upcoming “blackout period” that will apply to the Company’s 401(k) plans.

The blackout period, which is due to a conversion to a new plan record keeper, will begin at 2 p.m., Central Daylight Time, on July 18, 2005, and will end the week of July 31, 2005. In the first week of the blackout period, plan participants will be unable to request new paperwork for loans, withdrawals, or distributions. Beginning at 2 p.m. on July 25, 2005 through the end of the blackout period, participants will not have any access to their accounts for loans, withdrawals, distributions, or investment changes, including investment changes involving the Company’s common stock held in the 401(k) plans.

In accordance with Section 306(a) of the Sarbanes-Oxley Act of 2002 and the SEC’s rules promulgated thereunder, the Company’s directors and executive officers are prohibited—from July 25, 2005 through the end of the blackout period—from purchasing, selling, or otherwise acquiring or transferring, directly or indirectly, any equity security of the Company acquired in connection with his or her services as a director or executive officer.

Please note the following:

•	“Equity securities” is defined broadly to include the Company’s common stock, options, and other derivatives.

•	Covered transactions are not limited to those involving your direct ownership, but include any transaction in which you have a pecuniary interest (for example, transactions by your immediate family members living in your household).

•	Although you are permitted to engage in transactions involving equity securities that were not acquired in connection with your services as a director or executive officer, there is a presumption that any such transactions are prohibited unless you can identify the source of the shares and show that you used the same identification for all related purposes, such as tax reporting and disclosure requirements.

•	Among other things, these rules prohibit exercising options granted to you in connection with your services as a director or executive officer, selling Company stock acquired pursuant to such options, and selling Company stock originally received as a restricted stock grant.

•	Exemptions from these rules generally apply for purchases or sales under Rule 10b-5 plans, dividend reinvestment plans, sales required by law, and certain other “automatic” transactions.

These rules apply in addition to the trading restrictions under the Company’s insider trading policy. If you engage in a transaction that violates these rules, you may be required to disgorge your profits from the transaction, and you may be subject to civil and criminal penalties. Because of the complexity of these rules and the severity of the penalties and other remedies, please contact the Office of the General Counsel before engaging in any transaction involving the Company’s equity securities during the blackout period.

If you have any questions or would like updated information on the actual ending date of the blackout period, please feel free to contact me or you may call Bo Bishop at 770-989-3009.